Exhibit (a)(1)(B)

FORM OF PURCHASE NOTICE

TO: BILL BARRETT CORPORATION and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent and Conversion Agent

The undersigned registered holder of the 5.00% Convertible Senior Notes due 2028 of Bill Barrett Corporation (the “Company”) hereby acknowledges receipt of the Company Notice dated February 21, 2012, together with a Tender Offer Statement on Schedule TO filed by the Company with the Securities and Exchange Commission, relating to the purchase of Notes by the Company on March 20, 2012 and requests and instructs the Company (through the Paying Agent) to purchase the Notes referred to below on March 20, 2012, pursuant to the terms and conditions specified in (i) Section 3.07(a) of the Indenture referred to in the Company Notice and (ii) the caption “6. Purchase at the Option of the Holder” in the Notes.

Dated:

Exact Name of Holder

Signature(s)

NOTICE: The above signatures of the Holder(s) hereof must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

Certificate Number(s) of Notes to be purchased (if applicable):

Portion of the principal amount of Notes to be purchased (in multiples of $1,000 thereof):